Exhibit 99.1

News Release

For Release July 20, 2011

9:00 A.M.

Contact:               Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or

Robin D. Brown, Senior Vice President & Director of Marketing

(803) 951- 2265

First Community Corporation Announces Increased Earnings and Cash Dividend Highlights

•                  $558,000 in net income available to common shareholders; or $.17 per share

•                  Continued payment of cash dividend

•                  Capital ratios exceed regulatory expectations and continue to increase

•                  Loan portfolio quality better than peer and trends are positive

•                  Continued reduction in exposure to below investment grade non-agency mortgage-backed securities

•                  Pure deposit growth momentum continues to be strong

•                  Previously announced expansion of the bank’s residential mortgage banking line of business with the addition of Palmetto South Mortgage Corporation

Lexington, SC — July 20, 2011  Today, First Community Corporation (Nasdaq:  FCCO), the holding company for First Community Bank, reported net income available to common shareholders for the second quarter of 2011.  Net income available to common shareholders for the second quarter of 2011 was $558 thousand, which is a 38.5% increase, as compared to $403 thousand in the preceding quarter and an 80.6% increase as compared to $309 thousand in the second quarter of 2010.  Diluted earnings per common share were $0.17 for the second quarter of 2011 as compared to $0.12 for the first quarter of 2011, and as compared to $0.10 in the second quarter of 2010.

Year-to-date 2011 net income available to common shareholders was $961 thousand compared to $732 thousand during the first six months of 2010, an increase of 31.3%.  Diluted earnings per share for the first half of 2011 were $0.29, an increase of 26.1% over the same period in 2010, which produced diluted earnings per share of $0.23.  Mike Crapps, President and CEO of First Community, commented, “I am especially pleased to report that this increase in earnings is driven by strong revenue growth.  At a time when revenues in our industry are under pressure, this is a particularly significant accomplishment.

Cash Dividend and Capital

The company announced that the Board of Directors has approved a cash dividend for the second quarter of 2011.  The company will pay a $.04 per share dividend to holders of the company’s common stock.  This dividend is payable August 15, 2011, to shareholders of record as of August 1, 2011.

During the second quarter of 2011, all of the company’s regulatory capital ratios continued to increase as compared to the prior year.  Each of these ratios (Leverage, Tier I Risk Based, and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute and the previously communicated higher capital ratios expected by the Bank’s primary regulator, the Office of the Comptroller of the Currency.

These new expectations are 8.00%, 10.00% and 12.00%, respectively.  At June 30, 2011, the company’s regulatory capital ratios (Leverage, Tier I Risk Based, and Total Risk Based) were 8.98%, 14.57% and 15.87%, respectively.  This compares to the same ratios as of June 30, 2010, of 8.77%, 13.18% and 14.39%, respectively.  Additionally, it should be noted that the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 8.75%, 14.21% and 15.49%, respectively, as of June 30, 2011.  The company has previously noted that capital planning will continue to be a focus for the company.  The improvement in the capital ratios is a result of the company’s continued earnings and its previously announced strategy of controlling the overall size of its balance sheet.

Further, the company’s ratio of tangible common equity to tangible assets showed growth increasing to 5.33% as of June 30, 2011; as compared to 5.00% as of December 31, 2010.  Tangible book value also increased to $9.85 per share as of June 30, 2011; as compared to $9.14 as of December 31, 2010.

Asset Quality

Loan Portfolio

Non-performing assets continued to improve, decreasing to $12.3 million (2.03% of total assets) at the end of the quarter, as compared to $13.1 million (2.16%) as of March 31, 2011.  This ratio compares favorably with the bank’s peer group non-performing assets ratio which the company believes to be in excess of 4.50%.  During the second quarter, non-accrual loans decreased from $5.0 million to $3.3 million, while other real estate owned (OREO) increased from $7.9 million to $9.0 million.

Trouble debt restructurings, that are still accruing interest, declined during the quarter to $3.0 million from $3.1 million.

Loans past due 30-89 days increased to $2.1 million (0.63% of loans) from $1.9 million (0.57% of loans) on a linked quarter basis.

Net loan charge-offs for the quarter were $329 thousand (0.40% annualized ratio) a significant decrease as compared to the second quarter of 2010 total of $610 thousand (0.72% annualized ratio) and the first quarter 2011 total of $616 thousand (.74% annualized ratio).  The company believes that this compares very favorably to its peer group average.

It is also noteworthy that classified loans showed a continued decrease, ending the quarter at $17.3 million.  This compares to the December 31, 2010 amount of $21.9 million and the March 31, 2011 level of $19.8 million.  This decrease is a continuation of a recent trend of flat to slightly declining balances of classified loans.  The ratio of classified loans plus OREO is below 50% at 46.02% of total regulatory risk-based capital as of June 30, 2011.

Mr. Crapps commented, “Nearly every metric for loan portfolio quality showed improvement during the quarter and it should be noted that we were already performing at better than peer levels.  This is evidence of the credit culture of this organization and can be attributed to the men and women that implement this culture daily and to the high quality of our customers.”

Investment Portfolio

In the second quarter, the company continued with the strategy initiated early in the year to reduce the level of securities on its balance sheet that are rated below investment grade.  During the quarter, the level of non-agency mortgage backed securities rated below investment grade declined by $4.6 million to a remaining total of $14.5 million.  This total compares to $37.1 million as of December 31, 2010.  It is important to note that this reduction has occurred through cash flow and sales of selected securities; and that year-to-date, the company has not experienced any other than temporary impairment (OTTI) charges on these securities.  It is also noteworthy that this 60.9% decrease in below investment grade non-agency mortgage backed securities has been accomplished during the first half of the year with net gains on the sale of securities in the amount of $141 thousand.

The chart below provides a summary of the results of the transactions discussed above:

(in thousands)

	12/31/09	12/31/10	3/31/11	6/30/11

Total Non-Agency MBS	$65,793	$51,436	$23,472	$18,421

Below Investment Grade Non-Agency MBS	$42,863	$37,078	$19,148	$14,495

Other Below Investment Grade Securities	$8,857	$1,877	$1,872	$1,872

Total Below Investment Grade Securities	$51,720	$38,956	$21,020	$16,367

Balance Sheet

The company continued to move forward with its previously announced strategy of controlling the overall size of its balance sheet while improving the mix of both assets and liabilities.  As seen below, the company reported great success in growing pure deposits (deposits other than certificates of deposit), while reducing the balances of certificates of deposit; thereby achieving an even lower cost of funding.

(Numbers in millions)

				Mid Year	Mid Year
	12/31/09	12/31/10	6/30/11	$ Variance	% Variance

Non-interest bearing	$72.7	$72.6	$82.3	$9.7	13.4%
NOW, DDA	104.1	123.0	133.9	10.9	8.9%
Savings	25.8	29.9	32.5	2.6	8.7%
IRAs	30.0	33.7	34.0	0.3	0.1%
HSAs	.6	.6	.7	0.1	16.7%
Total Pure Deposits	$233.2	$259.8	$283.6	$23.8	9.2%

CDs <$100K	$122.4	$122.3	$114.0	$(8.3)	(6.8)%
CDs>$100K	79.2	73.2	73.3	0.1	0.1%
Brokered CDs	14.9	0.0	0.0	0.0	0.0%
Total CDs	$216.5	$195.5	$187.3	$(8.2)	(4.2)%

Total Deposits	$449.7	$455.3	$470.9	$15.6	3.4%

Customer Cash Management	20.7	12.7	15.6	2.9	22.8%
FHLB Advances	73.3	68.1	54.3	(13.8)	(20.3)%

Total Funding	$543.9	$536.2	$540.8	4.6	0.9%

Mr. Crapps commented, “Our success in serving our target market of local businesses and professionals is evidenced by the tremendous momentum we have built in the growth of pure deposits.  This success has enabled us to continue to reduce our cost of funds and control our balance sheet size by reducing certificates of deposit and Federal Home Loan Bank advances.  As a result of this success, the cost of funds, including non-interest bearing demand deposits, has declined to 1.33% from 1.55% in the fourth quarter of 2010 and 1.45% in the first quarter of 2011.”  Mr. Crapps continued, “While we are pleased with the success on the liability side of the balance sheet, we remain disappointed in the weak demand in the market for loans.  The result of this is a decline in our loan portfolio and the residual cash flow invested in lower yielding investment securities.  Our bankers continue to aggressively seek sound loan opportunities.”

Net Interest Income/Net Interest Margin

Net interest income was $4.6 million for the second quarter of 2011 which represents an increase over the prior quarter.  The net interest margin, on a tax equivalent basis, increased to 3.37% from 3.30% in the first quarter of 2011 and 3.25% in the second quarter of 2010.  This improvement is primarily due to the before mentioned reduction in cost of funding while holding loan yields relatively flat.  This has served to offset the reduction in investment portfolio yields.

Non-Interest Income

Non-interest income in the second quarter increased to $1.2 million as compared to $928 thousand in the same quarter of 2010.  The primary reasons for this increase are the improvement in the fair value adjustment and the lack of any OTTI charge in the quarter.

It is also noteworthy that the residential mortgage banking unit has continued the successof last year with revenues in the first half increasing by $105 thousand (30.1%) to $454 thousand.  As previously announced, the company plans to expand this line of business through the addition of Palmetto South Mortgage.  This expansion, which is scheduled to be completed by July 31, 2011, will add to this revenue source and is anticipated to be slightly accretive immediately.  Mr. Crapps commented, “The addition of the Palmetto South team is consistent with our previously announced focus on diversification of revenue through lines of business consistent with our culture and our target market.”

Non-Interest Expense

Non-interest expense increased in the second quarter of 2011 to $4.4 million from $4.2 million in the same period of 2010.  The most notable contributors to this increase were FDIC assessment costs and OREO expenses.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, Northeast Columbia, Newberry, Prosperity, Red Bank and Camden.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Six months ended
	June 30,		March 31,		June 30,
	2011	2010	2011	2010	2011	2010

Interest Income	$6,466	$6,869	$6,440	$7,155	$12,906	$14,024
Interest Expense	1,847	2,404	1,986	2,448	3,833	4,852
Net Interest Income	4,619	4,465	4,454	4,707	9,073	9,172
Provision for Loan Losses	390	580	360	550	750	1,130
Net Interest Income After Provision	4,229	3,885	4,094	4,157	8,323	8,042
Non-interest Income:
Deposit service charges	478	478	458	485	936	963
Mortgage origination fees	263	225	191	124	454	349
Investment advisory fees and non-deposit commissions	138	160	175	174	313	334
Gain (loss) on sale of securities	7	104	134	2	141	106
Gain (loss) on sale of other assets	(44)	31	(47)	3	(91)	28
Fair value gain (loss) adjustment	(129)	(247)	4	(196)	(125)	(443)
Other-than-temporary-impairment write-down on securities	—	(216)	(4)	(143)	(4)	(359)
Other	505	393	516	373	974	769
Total non-interest income	1,218	928	1,427	822	2,598	1,747
Non-interest Expense:
Salaries and employee benefits	2,196	2,178	2,313	2,127	4,509	4,305
Occupancy	308	292	309	314	617	606
Equipment	290	295	281	288	571	583
Marketing and public relations	126	105	171	91	297	196
FDIC assessment	250	209	255	204	505	413
Other real estate expenses	158	103	346	190	504	293
Amortization of intangibles	155	155	155	155	310	310
Other	944	867	893	817	1,790	1,681
Total non-interest expense	4,427	4,204	4,723	4,186	9,103	8,387
Income before taxes	1,020	609	798	793	1,818	1,402
Income tax expense	294	134	228	204	522	338
Net Income	726	475	$570	$589	$1,296	$1,064
Preferred stock dividends	168	166	167	166	335	332
Net income available to common shareholders	$558	$309	$403	$423	$961	$732

Per share data:
Net income, basic	$0.17	$0.10	$0.12	$0.13	$0.29	$0.23
Net income, diluted	$0.17	$0.10	$0.12	$0.13	$0.29	$0.23

Average number of shares outstanding - basic	3,275,515	3,243,548	3,271,758	3,238,046	3,273,647	3,240,803
Average number of shares outstanding - diluted	3,275,515	3,243,548	3,271,758	3,238,046	3,273,647	3,240,803

Return on average assets	0.39%	0.20%	0.27%	0.39%	0.32%	0.24%
Return on average common equity:	7.31%	3.96%	5.31%	7.71%	6.15%	4.74%
Return on average common tangible equity:	7.46%	4.13%	5.45%	8.08%	6.30%	4.95%
Net Interest Margin (non taxable equivalent)	3.37%	3.23%	3.30%	3.44%	3.33%	3.34%
Net Interest Margin (taxable equivalent)	3.37%	3.25%	3.30%	3.46%	3.34%	3.36%

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousand, except per share data)

	At June 30,		December 31,
	2011	2010	2010

Total Assets	$605,179	$606,411	$599,023
Other short-term investments (1)	13,467	30,166	19,347
Investment Securities	210,742	185,837	196,150
Loans held for sale	625	—	—
Loans	325,671	337,507	329,954
Allowance for Loan Losses	4,716	4,838	4,911
Total Deposits	470,917	459,485	455,344
Securities Sold Under Agreements to Repurchase	15,551	14,811	12,686
Federal Home Loan Bank Advances	54,228	68,993	68,094
Junior Subordinated Debt	15,464	15,464	15,464
Shareholders’ equity	43,926	42,275	41,797

Book Value Per Common Share	$10.02	$9.59	$9.41
Tangible Book Value Per Common Share	$9.85	$9.23	$9.14
Equity to Assets	7.26%	6.97%	6.98%
Tangible common equity to tangible assets	5.33%	4.97%	5.00%
Loan to Deposit Ratio	69.29%	73.45%	72.46%
Allowance for Loan Losses/Loans	1.45%	1.43%	1.49%

(1) Includes federal funds sold, securities sold under agreements to resell and interest-bearing deposits

Regulatory Ratios:

	At June 30,		December 31,
	2011	2010	2010

Leverage Ratio	8.98%	8.77%	8.79%
Tier 1 Capital Ratio	14.57%	13.18%	13.73%
Total Capital Ratio	15.87%	14.39%	14.99%
Tier 1 Regulatory Capital	$53,884	$52,895	$53,252
Total Regulatory Capital	$58,678	$57,733	$58,105

Average Balances:

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Average Total Assets	$603,209	$608,596	$602,899	$607,804
Average Loans	330,939	339,864	332,301	341,701
Average Earning Assets	550,347	554,678	549,192	554,473
Average Deposits	466,985	460,359	464,022	456,365
Average Other Borrowings	88,727	101,019	91,813	104,464
Average Shareholders’ Equity	43,340	42,248	42,554	42,121

Asset Quality:

	June 30,	March 31	December 31,
	2011	2011	2010
Loan Risk Rating by Category (End of Period)
Special Mention	$10,778	$9,510	$8,608
Substandard	17,342	19,769	21,920
Doubtful	—	—	—
Pass	298,176	304,887	299,426
	$326,296	$334,166	$329,954

	June 30,	March 31,	December 31,
	2011	2011	2010

Nonperforming Assets:
Non-accrual loans	$3,314	$5,018	$5,890
Other real estate owned	8,972	7,903	6,904
Accruing loans past due 90 days or more	—	194	373
Total nonperforming assets	$12,286	$13,115	$13,167

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Loans charged-off	$334	$623	$965	$1,177
Overdrafts charged-off	8	8	15	21
Loan recoveries	(10)	(19)	(27)	(42)
Overdraft recoveries	(3)	(2)	(8)	(10)
Net Charge-offs	$329	$610	$945	$1,146
Net charge-offs to average loans	0.10%	0.18%	0.28%	0.33%

Post Office Box 64 / Lexington, SC 29071

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Three months ended June 30, 2011			Three months ended June 30, 2010
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$330,939	$4,821	5.84%	$339,864	$4,975	5.87%
Securities:	203,158	1,625	3.21%	184,656	1,867	4.06%
Federal funds sold and securities purchased	16,250	20	0.49%	30,158	27	0.36%
Total earning assets	550,347	6,466	4.71%	554,678	6,869	4.97%
Cash and due from banks	7,078			8,021
Premises and equipment	17,805			18,428
Other assets	32,743			32,329
Allowance for loan losses	(4,764)			(4,860)
Total assets	$603,209			$608,596

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$81,150	$75	0.37%	$68,801	$101	0.59%
Money market accounts	49,534	58	0.47%	44,332	91	0.82%
Savings deposits	31,957	13	0.16%	28,977	23	0.32%
Time deposits	221,800	1,039	1.88%	240,439	1,419	2.37%
Other borrowings	88,727	662	2.99%	101,019	770	3.06%
Total interest-bearing liabilities	473,168	1,847	1.57%	483,568	2,404	1.99%
Demand deposits	82,544			77,810
Other liabilities	4,157			4,970
Shareholders’ equity	43,340			42,248
Total liabilities and shareholders’ equity	$603,209			$608,596

Cost of funds, including demand deposits			1.33%			1.72%
Net interest spread			3.15%			2.97%
Net interest income/margin		$4,619	3.37%		$4,465	3.23%
Net interest income/margin FTE basis	$5	$4,624	3.37%	$28	$4,493	3.25%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Six months ended June 30, 2011			Six months ended June 30, 2010
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$332,301	$9,629	5.84%	$341,701	$10,025	5.92%
Securities:	199,775	3,236	3.27%	188,116	3,954	4.24%
Federal funds sold and securities purchased under agreements to resell	17,116	41	0.48%	24,656	45	0.37%
Total earning assets	549,192	12,906	4.74%	554,473	14,024	5.10%
Cash and due from banks	7,542			8,095
Premises and equipment	17,887			18,519
Other assets	33,123			31,598
Allowance for loan losses	(4,845)			(4,881)
Total assets	$602,899			$607,804

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$79,774	148	0.37%	$66,008	172	0.53%
Money market accounts	47,999	111	0.47%	43,498	179	0.83%
Savings deposits	31,168	26	0.17%	27,950	42	0.30%
Time deposits	223,198	2,158	1.95%	242,784	2,912	2.42%
Other borrowings	91,813	1,390	3.05%	104,464	1,547	2.99%
Total interest-bearing liabilities	473,952	3,833	1.63%	484,704	4,852	2.02%
Demand deposits	81,883			76,125
Other liabilities	4,510			4,854
Shareholders’ equity	42,554			42,121
Total liabilities and shareholders’ equity	$602,899			$607,804

Cost of funds, including demand deposits			1.39%			1.74%
Net interest spread			3.11%			3.08%
Net interest income/margin		$9,073	3.33%		$9,172	3.34%
Net interest income/margin FTE basis	$13	$9,086	3.34%	$56	$9,228	3.36%